EXHIBIT 99.1

F I N A N C I A L
RELATIONS BOARD

                             RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                       Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
November 26, 2008

NN, INC. RATIONALIZES EUROPEAN PRODUCTION CAPACITY; ANNOUNCES THE CLOSING OF ITS KILKENNY IRELAND OPERATIONS

Johnson City, Tenn., November 26, 2008 – NN, Inc. (Nasdaq: NNBR) today announced it will close its manufacturing facility located in Kilkenny Ireland as part of its long term strategy to rationalize its European operations.  Production will cease by early February 2009 with an orderly closure scheduled for June 2009.  The closing will impact approximately 70 employees.  The facility produces precision steel balls used in a variety of bearing applications for various end markets.

Mr. Roderick R. Baty, Chairman and Chief Executive Officer, commented, “The closing of the Kilkenny, Ireland plant is a difficult but necessary decision. The rationalization of our European production is a necessary action to adjust our global manufacturing capacity to current and long term market requirements. This action will in no way affect our ability to provide product to our customers that are currently served from Kilkenny. The current production at Kilkenny will be merged into our other European facilities. We expect to incur cash and non-cash charges of $3.9 million (€3.0 million) and $1.7 million (€1.3 million) respectively in severance, equipment relocation and other closing costs mainly in the fourth quarter of 2008.”

Mr. Nicola Trombetti, Vice-President, NN Inc and Managing Director, NN Europe said, “We deeply regret having to make this decision and fully appreciate the impact this move has on all of our outstanding employees in Ireland as well as on their families and the wider community of Kilkenny. The move to close the Kilkenny plant in no way reflects on the quality of the work that has been performed there by a very committed and dedicated workforce over the past 11 years.  While the majority of the staff will leave when production ceases early next year, a small number will remain in place and work through to June 2009 to ensure an orderly closure.”

Mr. Trombetti concluded, “Indeed, I want to thank and pay tribute to the employees in Kilkenny for their outstanding work as well as to acknowledge the flexibility and cooperation received during recent periods of short-time working as we sought along with the local management team to keep the business viable.”

Mr. John Crowley, Managing Director, NN-Euroball Ireland Ltd added, “We are committed to funding a financial package for those employees affected by the closure and providing resources  for financial and pension advice as well as working with various State agencies to ensure that our employees stand the best prospect of securing alternative employment.  In addition, we will support any initiatives to find an alternative business to operate from the facility we will vacate in the IDA Industrial Park here at Purcellsinch in Kilkenny.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

###